Exhibit 99.1

Rackspace Hosting Reports Third Quarter 2009 Results

For the quarter ended September 30, 2009:

•	Net revenue of $162.4 million grew 17.4% year-over-year and 6.8% from Q2 2009
•	Adjusted EBITDA(1) of $51.4 million grew 39.1% year-over-year and 6.9% from Q2 2009
•	Achieved adjusted EBITDA margin of 31.7%, up from 26.7% in Q3 2008
•	Net income of $7.6 million grew 45.3% year-over-year and 8.8% from Q2 2009

SAN ANTONIO – November 9, 2009 – Rackspace® Hosting, Inc. (NYSE: RAX), the world’s leader in hosting and cloud computing, today announced financial results for the quarter ended September 30, 2009.

Net revenue for the third quarter ended September 30, 2009 was $162.4 million, up 6.8% from the previous quarter and up 17.4% from the third quarter ended September 30, 2008.  Net revenue for the third quarter was favorably impacted by currency exchange rates when compared to the second quarter of 2009 and negatively impacted when compared to the third quarter of 2008.

Favorable changes in currency exchange rates quarter-over-quarter had a positive impact on net revenue by $2.4 million.  Unfavorable changes in currency exchange rates year-over-year had a negative impact on net revenue by $6.5 million.

Managed hosting revenue for the quarter increased to $147.1 million, up from $138.9 million in the second quarter of 2009.  Cloud revenue increased to $15.3 million in the quarter, up from $13.1 million in the second quarter of 2009.  Rackspace’s cloud business now represents approximately 10% of its total net revenues, up from only 5% in the same quarter of 2008.

Total server count increased to 54,655, up from 52,269 servers in the second quarter of 2009, and total customers increased to 80,944, up from 70,803 in the second quarter of 2009.

“Our portfolio approach of finding the right fit for our customers and our dedication to delivering a world class customer outcome is a very real competitive advantage and it has shown through in our results so far this year.  Today, Rackspace is the world leader in hosting and cloud computing thanks to our unique culture of customer service.  We believe this advantage is the reason we’ve been able to grow, increase profits and take market share from the competition during 2009.  As we gain more traction on moving up market to serve the enterprise and compete hard to win in the rapidly expanding cloud market, our commitment to customer service and innovation should help us win our disproportionate share,” said Lanham Napier, president and chief executive officer.  “Rackers have built a culture of customer service and innovation and they understand that being a part of this huge revolution that will change the way the world consumes computing is a very special opportunity.”

Adjusted EBITDA for the third quarter of 2009 was $51.4 million, a 6.9% increase compared to the second quarter of 2009 and a 39.1% increase compared to the third quarter of last year.  The adjusted EBITDA margin for the third quarter of 2009 was 31.7%.

Adjusted EBITDA and adjusted EBITDA margin for the quarter were negatively impacted by a non-cash charge of $1.9 million relating to operating leases for the data centers in Northern Virginia and Chicago. Operations began in Northern Virginia in the second quarter of this year and Rackspace is now in the fourth of ten phases, while operations are expected to begin in Chicago in the first quarter of 2010.

“In early February, we shared our 2009 operational roadmap with the market.  We stated that we would continue to grow our managed hosting business and that we would grow our cloud business rapidly in 2009.  We committed to improving our margins and profitability through focused scaling efforts, and said that any cash burn in 2009 would be minimal.  Given the strong results of third quarter, we can safely say that we’ve delivered on our operational roadmap for this year,” said Bruce Knooihuizen, chief financial officer.  “We showed that we’ve been able to differentiate during challenging times.  Looking ahead, we’re steadfast in our commitment to becoming an even stronger competitor as we work to improve our operational discipline through the end of this year and into 2010.”

Net income was $7.6 million for the third quarter of 2009, an 8.8% increase compared to the second quarter of 2009 and a 45.3% increase compared to the third quarter of last year. Net income margin for the third quarter of 2009 was 4.7% compared to 4.6% for the second quarter of 2009, and 3.8% for the third quarter of 2008.

Cash flow from operating activities was $42.4 million for the third quarter of 2009. Capital expenditures were $46.7 million, including $28.7 million for purchases of customer gear, $4.0 million for data center build outs, $5.4 million for office build outs, and $8.5 million for capitalized software and other expenditures.

For the full year of 2009, the company expects to have total capital expenditures of approximately $185 million, including $110 million for customer gear, $35 million for data centers, $15 million for office space, and $25 million for capitalized software and other.

Adjusted free cash flow for the quarter was $10.4 million, which included an income tax refund of $7.5 million related to the 2008 tax period.

At the end of the third quarter, cash and cash equivalents were $103.0 million. Included in that amount are investments in money market funds in the amount of $60.7 million. Debt obligations totaled $168.0 million consisting of $109.5 million related to capital leases and $58.5 million related to current and non-current debt. $50.0 million of the current and non-current debt is related to borrowings on the company’s line of credit. The company has an additional $194.3 million available for future borrowings on the company’s line of credit.

On a worldwide basis, Rackspace employed 2,730 Rackers as of September 30, 2009, up from 2,648 Rackers as of June 30, 2009 and 2,536 Rackers as of September 30, 2008.

Rackspace Cloud Highlights and Other Developments

•
Top Talent Flocks to The Rackspace Cloud: In October 2009, Rackspace announced six key hires to The Rackspace Cloud. The new Rackers bring significant product development experience from Microsoft, Yahoo, and Canonical where they held leadership roles in high growth phases in their companies, driving the development of Microsoft Exchange, Yahoo! Media, and the fastest growing Linux operating system, Ubuntu.

•	Launch of NoMoreServers.com: In October 2009, Rackspace announced the launch of NoMoreServers.com, a site dedicated to the emergence of Computing-as-a-Service models to power corporate computing.

•
Launch of Cloud Tools, Ecosystem Portal: In August 2009, further illustrating Rackspace’s commitment to the development on an Open Cloud, the company announced the launch of Cloud Tools, an online service for sharing tools, applications and services built by the company’s strategic partners and independent developers for The Rackspace Cloud.

•
Rackspace Adds Cloud-Based Email Archiving: In August 2009, Rackspace announced the launch of Rackspace Archiving, a solution that enables hosted email customers to automatically keep a long-term backup of incoming and outgoing email for its almost 1.5 million users.

Conference Call and Webcast

Management will host a conference call to discuss its third quarter 2009 financial results today at 4:30 p.m. EST. To access the conference call, please dial 888-298-3451 from the United States or dial 719-325-2352 from abroad and reference pass code 9231467. A live webcast and a replay of the conference call will be available on Rackspace’s website, located at ir.rackspace.com.

About Rackspace Hosting

Rackspace Hosting is the world’s leader in hosting and cloud computing and is ranked #43 on FORTUNE Magazine’s 100 Best Companies to work for in the United States. The company provides its customers with Fanatical Support® in delivering its portfolio of hosted IT services, including Managed Hosting, Cloud Computing and Email and Apps. For more information, visit www.rackspace.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long term investment strategies, growth plans, expected results from the integration of technologies and acquired businesses, the performance or market share relating to products and services; any statements of expectation or belief; and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include infrastructure failures, the continuation or further deterioration of the current difficult economic conditions or further fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, technological and competitive factors, regulatory factors, and other risks that are described in Rackspace Hosting’s Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 13, 2009 and in Rackspace Hosting’s Form 10-Q for the quarter ended September  30, 2009 that will be filed later this week. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investor Relations	Media Relations
Jason Luce	Rachel Ferry
210-312-7291	210-312-3732
ir@rackspace.com	rachel.ferry@rackspace.com

Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2008	2009	2009	2008	2009

Net revenue	$138,354	$151,995	$162,399	$388,796	$459,471
Costs and expenses:
Cost of revenue	45,499	48,235	53,093	127,564	147,538
Sales and marketing	21,462	19,080	19,860	58,876	59,442
General and administrative	38,729	41,566	43,622	110,470	122,728
Depreciation and amortization	23,174	29,711	32,696	63,862	90,211
Total costs and expenses	128,864	138,592	149,271	360,772	419,919
Income from operations	9,490	13,403	13,128	28,024	39,552
Other income (expense):
Interest expense	(1,912)	(2,172)	(2,147)	(5,076)	(6,854)
Interest and other income (expense)	(144)	(267)	523	276	165
Total other income (expense)	(2,056)	(2,439)	(1,624)	(4,800)	(6,689)
Income before income taxes	7,434	10,964	11,504	23,224	32,863
Income taxes	2,199	3,973	3,900	8,365	11,680
Net income	$5,235	$6,991	$7,604	$14,859	$21,183

Net income per share
Basic	$0.05	$0.06	$0.06	$0.14	$0.18
Diluted	$0.04	$0.06	$0.06	$0.13	$0.17

Weighted average number of shares outstanding
Basic	111,231	120,214	121,501	105,698	119,788
Diluted	118,724	126,442	129,160	112,796	125,849

Consolidated Balance Sheets

(In thousands)	December 31,	September 30,
	2008	2009
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,407	$102,950
Accounts receivable, net of allowance for doubtful accounts and customer credits of $3,295 as of December 31, 2008
and $5,184 as of September 30, 2009	30,932	39,902
Income taxes receivable	12,318	4,072
Prepaid expenses and other current assets	10,838	14,056
Total current assets	292,495	160,980

Property and equipment, net	362,042	419,454
Goodwill	6,942	22,329
Intangible assets, net	15,101	12,344
Other non-current assets	8,681	10,223
Total assets	$685,261	$625,330

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$71,387	$77,108
Current portion of deferred revenue	16,284	15,338
Current portion of obligations under capital leases	38,909	46,408
Current portion of debt	5,944	4,850
Total current liabilities	132,524	143,704

Non-current deferred revenue	3,883	2,884
Non-current obligations under capital leases	50,781	63,063
Non-current debt	204,779	53,655
Non-current deferred income taxes	13,398	19,665
Other non-current liabilities	10,212	11,967
Total liabilities	415,577	294,938

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Common stock	117	122
Additional paid-in capital	207,589	241,355
Accumulated other comprehensive income (loss)	(16,027)	(10,273)
Retained earnings	78,005	99,188
Total stockholders’ equity	269,684	330,392
Total liabilities and stockholders’ equity	$685,261	$625,330

Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2009	2009	2008	2009

Cash Flows From Operating Activities
Net income	$5,235	$6,991	$7,604	$14,859	$21,183
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	23,174	29,711	32,696	63,862	90,211
Loss on disposal of equipment, net	300	311	489	2,277	976
Provision for bad debts and customer credits	1,130	4,073	2,466	2,340	8,848
Deferred income taxes	7,962	2,810	(214)	10,486	5,103
Share-based compensation expense	4,317	5,017	5,612	10,873	14,866
Deferred rent	22	231	1,925	419	2,049
Other non-cash compensation expense	72	324	190	212	599
Excess tax benefits from share-based
compensation arrangements	(591)	-	-	(3,212)	-
Changes in certain assets and liabilities
Accounts receivables	(3,806)	(6,522)	(4,133)	(5,446)	(16,991)
Income taxes receivable	(10,837)	(778)	9,281	(10,837)	8,246
Accounts payable and accrued expenses	6,767	18,605	(9,434)	17,665	2,620
Deferred revenues	(43)	(1,096)	(1,602)	2,114	(2,394)
All other operating activities	(493)	(1,628)	(2,524)	(3,399)	(4,112)
Net cash provided by operating activities	33,209	58,049	42,356	102,213	131,204

Cash Flows From Investing Activities
Purchases of property and equipment, net	(45,328)	(31,027)	(26,024)	(132,849)	(82,640)
Earnout payments for acquisitions	-	(5,622)	(1,200)	-	(6,822)
Net cash used in investing activities	(45,328)	(36,649)	(27,224)	(132,849)	(89,462)

Cash Flows From Financing Activities
Principal payments of capital leases	(8,737)	(11,084)	(11,591)	(22,881)	(32,513)
Principal payments of notes payable	(2,592)	(3,776)	(1,381)	(5,521)	(5,908)
Borrowings on line of credit	160,000	-	-	200,000	-
Payments on line of credit	(57,301)	-	(50,000)	(57,301)	(150,000)
Payments for debt issuance costs	-	(328)	(39)	(158)	(367)
Proceeds from sale leaseback transactions	-	-	-	1,543	-
Proceeds from issuance of common stock at IPO net of offering expenses	145,195	-	-	145,195	-
Proceeds from issuance of common stock, net	-	-	-	548	-
Proceeds from exercise of warrants	278	-	-	278	-
Proceeds from exercise of stock options	759	3,995	3,513	1,964	9,743
Excess tax benefits from share-based compensation arrangements	591	-	-	3,212	-
Net cash provided by (used in) financing activities	238,193	(11,193)	(59,498)	266,879	(179,045)

Effect of exchange rate changes on cash	(850)	2,650	(561)	(862)	1,846

Increase (decrease) in cash and cash equivalents	225,224	12,857	(44,927)	235,381	(135,457)

Cash and cash equivalents, beginning of period	35,094	135,020	147,877	24,937	238,407

Cash and cash equivalents, end of period	$260,318	$147,877	$102,950	$260,318	$102,950

Supplemental cash flow information:
Acquisition of property and equipment by capital leases	$21,005	$23,637	$16,974	$58,708	$52,294
Acquisition of property and equipment by notes payable	2,004	-	3,690	11,934	3,690
Vendor financed equipment purchases	$23,009	$23,637	$20,664	$70,642	$55,984

Shares issued in business combinations	$-	$1,115	$6,800	$-	$8,680
Cash payments for interest, net of amount capitalized	$2,400	$2,116	$1,908	$5,676	$6,266
Cash payments for income taxes	$2,535	$2,179	$2,362	$6,075	$5,300

Key Metrics – Quarter to Date
(Unaudited)

	Three Months Ended
(Dollar amounts in thousands, except annualized net	September 30,	December 31,	March 31,	June 30,	September 30,
revenue per average technical square foot)	2008	2008	2009	2009	2009
Growth
Managed hosting customers at period end	18,012	18,480	19,048	19,363	19,328
Cloud customers at period end*	18,173	34,820	43,030	51,440	61,616
Number of customers at period end	36,185	53,300	62,078	70,803	80,944

Managed hosting, net revenue	$131,908	$134,275	$134,204	$138,943	$147,077
Cloud, net revenue	$6,446	$8,862	$10,873	$13,052	$15,322
Net revenue	$138,354	$143,137	$145,077	$151,995	$162,399
Revenue growth (year over year)	44.0%	34.2%	21.3%	16.2%	17.4%

Net upgrades (monthly average)	1.8%	1.4%	0.9%	1.2%	1.2%
Churn (monthly average)	-1.2%	-1.3%	-1.1%	-1.0%	-1.1%
Growth in installed base (monthly average)	0.6%	0.1%	-0.2%	0.2%	0.1%

Number of employees (Rackers) at period end	2,536	2,611	2,661	2,648	2,730
Number of servers deployed at period end	45,231	47,518	50,038	52,269	54,655

Profitability
Income from operations	$9,490	$12,125	$13,021	$13,403	$13,128
Depreciation and amortization	$23,174	$26,310	$27,804	$29,711	$32,696
Share-based compensation expense
Cost of revenue	$819	$678	$629	$675	$778
Sales and marketing	$612	$595	$698	$721	$826
General and administrative	$2,886	$2,871	$2,910	$3,621	$4,008
Total share-based compensation expense	$4,317	$4,144	$4,237	$5,017	$5,612
Adjusted EBITDA (1)	$36,981	$42,579	$45,062	$48,131	$51,436

Adjusted EBITDA margin (1)	26.7%	29.7%	31.1%	31.7%	31.7%

Operating income margin	6.9%	8.5%	9.0%	8.8%	8.1%

Income from operations	$9,490	$12,125	$13,021	$13,403	$13,128
Effective tax rate	29.6%	27.7%	36.6%	36.2%	33.9%
Net operating profit after tax (NOPAT) (1)	$6,681	$8,766	$8,255	$8,551	$8,678
NOPAT margin	4.8%	6.1%	5.7%	5.6%	5.3%

Capital efficiency and returns
Interest bearing debt	$297,933	$300,413	$201,507	$210,284	$167,976
Stockholders' equity	$269,008	$269,684	$282,880	$308,823	$330,392
Less: Excess cash	$(235,421)	$(200,620)	$(117,611)	$(129,638)	$(83,462)
Capital base	$331,520	$369,477	$366,776	$389,469	$414,906
Average capital base	$316,245	$350,499	$368,127	$378,123	$402,188
Capital turnover (annualized)	1.75	1.63	1.58	1.61	1.62

Return on capital (annualized) (1)	8.5%	10.0%	9.0%	9.0%	8.6%

Capital expenditures
Purchases of property and equipment, net	$45,328	$32,547	$25,589	$31,027	$26,024
Vendor financed equipment purchases	$23,009	$14,848	$11,683	$23,637	$20,664
Total capital expenditures	$68,337	$47,395	$37,272	$54,664	$46,688

Customer gear	$27,627	$23,073	$19,255	$32,448	$28,705
Data center build outs	$21,679	$14,240	$11,386	$13,914	$4,028
Office build outs	$11,227	$8,340	$2,239	$1,651	$5,432
Capitalized software and other projects	$7,804	$1,742	$4,392	$6,651	$8,523
Total capital expenditures	$68,337	$47,395	$37,272	$54,664	$46,688

Infrastructure capacity and utilization
Technical square feet of data center space at period end **	136,962	134,923	157,523	177,371	167,821
Annualized net revenue per average technical square foot **	$4,093	$4,212	$3,969	$3,631	$3,764
Utilization rate at period end	63.4%	70.4%	64.6%	59.8%	62.3%

* Beginning December 31, 2008 amounts include customers resulting from the Slicehost acquisition, and beginning March 31, 2009 amounts include SaaS customers for Jungle Disk.
** The technical square feet as of September 30, 2009 includes an additional 2,200 square feet for the Virginia data center less 11,750 square feet for operations at a U.K. data center that was decommissoned and migrated to the Slough data center during the third quarter 2009.
(1) See discussion and reconciliation of our Non-GAAP financial measures to the most comparable GAAP measures.

Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
(In thousands)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Net revenue	$138,354	$143,137	$145,077	$151,995	$162,399
Costs and expenses:
Cost of revenue	45,499	45,019	46,210	48,235	53,093
Sales and marketing	21,462	21,447	20,502	19,080	19,860
General and administrative	38,729	38,236	37,540	41,566	43,622
Depreciation and amortization	23,174	26,310	27,804	29,711	32,696
Total costs and expenses	128,864	131,012	132,056	138,592	149,271
Income from operations	9,490	12,125	13,021	13,403	13,128
Other income (expense):
Interest expense	(1,912)	(3,153)	(2,535)	(2,172)	(2,147)
Interest and other income (expense)	(144)	492	(91)	(267)	523
Total other income (expense)	(2,056)	(2,661)	(2,626)	(2,439)	(1,624)
Income before income taxes	7,434	9,464	10,395	10,964	11,504
Income taxes	2,199	2,620	3,807	3,973	3,900
Net income	$5,235	$6,844	$6,588	$6,991	$7,604

	Three Months Ended
(Percent of net revenue)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses
Cost of revenue	32.9%	31.5%	31.9%	31.7%	32.7%
Sales and marketing	15.5%	15.0%	14.1%	12.6%	12.2%
General and administrative	28.0%	26.7%	25.9%	27.3%	26.9%
Depreciation and amortization	16.7%	18.4%	19.2%	19.5%	20.1%
Total costs and expenses	93.1%	91.5%	91.0%	91.2%	91.9%
Income from operations	6.9%	8.5%	9.0%	8.8%	8.1%
Other income (expense):
Interest expense	-1.4%	-2.2%	-1.7%	-1.4%	-1.3%
Interest and other income (expense)	-0.1%	0.3%	-0.1%	-0.2%	0.3%
Total other income (expense)	-1.5%	-1.9%	-1.8%	-1.6%	-1.0%
Income before income taxes	5.4%	6.6%	7.2%	7.2%	7.1%
Income taxes	1.6%	1.8%	2.6%	2.6%	2.4%
Net income	3.8%	4.8%	4.5%	4.6%	4.7%
Due to rounding, totals may not equal the sum of the line items in the table above.

(1) Non-GAAP Financial Measures

Adjusted EBITDA (Non-GAAP financial measure)

We define Adjusted EBITDA as Net Income, plus Income Taxes, Total Other Income (Expense), Depreciation and Amortization, and non-cash charges for share-based compensation.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for income from operations, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.  See our Adjusted EBITDA reconciliation in our key metrics table below.

	Three Months Ended
	(Unaudited)
(Dollars in thousands)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Net revenue	$138,354	$143,137	$145,077	$151,995	$162,399

Income from operations	$9,490	$12,125	$13,021	$13,403	$13,128

Net income	$5,235	$6,844	$6,588	$6,991	$7,604
Plus: Income taxes	2,199	2,620	3,807	3,973	3,900
Plus: Total other (income) expense	2,056	2,661	2,626	2,439	1,624
Plus: Depreciation and amortization	23,174	26,310	27,804	29,711	32,696
Plus: Share-based compensation expense	4,317	4,144	4,237	5,017	5,612
Adjusted EBITDA	$36,981	$42,579	$45,062	$48,131	$51,436

Operating income margin	6.9%	8.5%	9.0%	8.8%	8.1%

Adjusted EBITDA margin	26.7%	29.7%	31.1%	31.7%	31.7%

Return on Capital (ROC) (Non-GAAP financial measure)

We define Return on Capital (ROC) as follows:

ROC = Net Operating Profit After Tax (NOPAT)
Average Capital Base

NOPAT = Income from operations x (1 – Effective tax rate)

Average Capital Base = Average of (Interest bearing debt + stockholders’ equity – excess cash) = Average of (Total assets – excess cash – accounts payables and accrued expenses – deferred revenues – other non-current liabilities and deferred income taxes); calculated on a quarterly basis.

For the periods ending March 31, 2009 through September 30, 2009, we define excess cash as the amount of cash and cash equivalents that exceeds our operating cash requirements, which for these periods are calculated as three percent of our annualized net revenue for the three months prior to period end.  For prior periods, we defined excess cash as our investments in money market funds.  As a result of a decrease in capital requirements due to the completion of the last phase of our DFW data center and phase 2 of our Slough, U.K. data center, as well as the signing of leases to occupy data centers that have minimal data center build out costs, our operating cash requirements have declined. We will periodically review the calculation and adjust it to reflect our projected cash requirements for the upcoming year.

We believe that ROC is an important metric for investors in evaluating a company’s performance. ROC relates after-tax operating profits with the capital that is placed into service. It is therefore a performance metric that incorporates both the Statement of Income and the Balance Sheet. ROC measures how successfully capital is deployed within a company.

Note that ROC is not a measure of financial performance under GAAP and should not be considered a substitute for return on assets, which we consider to be the most directly comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. See our ROC reconciliation to return on assets below.

	Three Months Ended
	(Unaudited)
(Dollars in thousands)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Income from operations	$9,490	$12,125	$13,021	$13,403	$13,128
Effective tax rate	29.6%	27.7%	36.6%	36.2%	33.9%
Net operating profit after tax (NOPAT)	$6,681	$8,766	$8,255	$8,551	$8,678

Net income	$5,235	$6,844	$6,588	$6,991	$7,604

Total assets at period end	$685,211	$685,261	$601,434	$656,793	$625,330
Less: Excess cash	(235,421)	(200,620)	(117,611)	(129,638)	(83,462)
Less: Accounts payable and accrued expenses	(81,740)	(71,387)	(71,211)	(87,316)	(77,108)
Less: Deferred revenue (current and non-current)	(20,055)	(20,167)	(20,374)	(20,011)	(18,222)
Less: Other non-current liabilities and deferred income taxes	(16,475)	(23,610)	(25,462)	(30,359)	(31,632)
Capital base	$331,520	$369,477	$366,776	$389,469	$414,906

Average total assets	$546,761	$685,236	$643,348	$629,114	$641,062
Average capital base	$316,245	$350,499	$368,127	$378,123	$402,188
Return on assets (annualized)	3.8%	4.0%	4.1%	4.4%	4.7%
Return on capital (annualized)	8.5%	10.0%	9.0%	9.0%	8.6%

Adjusted Free Cash Flow (Non-GAAP financial measure)

We define Adjusted Free Cash Flow as Adjusted EBITDA plus non-cash deferred rent, less total capital expenditures (including vendor financed equipment purchases), cash payments for interest, net, and cash payments for income taxes, net.

We believe that Adjusted Free Cash Flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduce debt, pay dividends, etc.  Note that Adjusted Free Cash Flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. See our Adjusted Free Cash Flow reconciliation to Adjusted EBITDA below, as well as our reconciliation of Net income to Adjusted EBITDA provided above.

Three Months Ended
(In thousands)	September 30, 2009
(Unaudited)
Adjusted EBITDA	$51,436
Non-cash deferred rent	1,925
Total capital expenditures	(46,688)
Cash payments for interest, net	(1,872)
Cash refunds (payments) for income taxes, net	5,563
Adjusted free cash flow	$10,364

Net Leverage (Non-GAAP financial measure)

We define Net Leverage as Net Debt divided by Adjusted EBITDA (trailing twelve months).

We believe that Net Leverage is an important metric for investors in evaluating a company’s liquidity.  Note that Net Leverage is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. See our Net Leverage calculation below.

(Dollars in thousands)	As of September 30,
2009
(Unaudited)
Obligations under capital leases	$109,471
Debt	58,505
Total debt	$167,976
Less: Cash and cash equivalents	(102,950)
Net debt	$65,026

Adjusted EBITDA (trailing twelve months)	$187,208

Net leverage	0.35